    As filed with the Securities and Exchange Commission on October 23, 2003
                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1
                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933

                          ODYSSEY PICTURES CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

            Nevada                                                      95-4269048
(State or Other Jurisdiction of    (Primary Standard Industrial     (I.R.S. Employer
 Incorporation or Organization)     Classification Code Number)   Identification Number)

                                 John W. Foster
                          Odyssey Pictures Corporation
                         16910 Dallas Parkway, Suite 104
                               Dallas, Texas 75248
                                 (972) 818-7990
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                                 John W. Foster
                          Odyssey Pictures Corporation
                         16910 Dallas Parkway, Suite 104
                               Dallas, Texas 75248
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   Copies to:

                                Gregory Sichenzia
                       Sichenzia Ross Friedman Ference LLP
                      1065 Avenue of Americas, 21 st. Flr.
                            New York, New York 10018


     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


======================================================= ================= ==================== ===================== ==============
                                                                           Proposed Maximum      Proposed Maximum      Amount of
          Title of Each Class of Securities               Amount to be    Offering Price Per    Aggregate Offering   Registration
                   to be Registered                        Registered         Security(1)             Price               Fee
------------------------------------------------------- ----------------- -------------------- --------------------- --------------
Shares of common stock, $.001 par value (2)               2,500,000              $0.06            $150,000.00           $12.14
Shares of common stock, $.001 par value (3)               1,500,000              $0.06            $ 90,000.00           $ 7.29

Total                                                     4,000,000                               $240,000.00           $19.43
======================================================= ================= ==================== ===================== ==============


(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-the-Counter Bulletin Board on October 23, 2003.

(2)  Represents shares underlying convertible debentures.

(3)  Represents shares underlying warrants.



                                   ----------


     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


================================================================================

--------------------------------------------------------------------------------
The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by Odyssey Pictures Corporation, with the Securities and Exchange Commission. The Selling Stockholders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------


PRELIMINARY PROSPECTUS             Subject To Completion, Dated October 23, 2003


     The information in this prospectus is not complete and may be changed.

                          Odyssey Pictures Corporation
                               4,000,000 Shares of
                                  Common Stock

         This prospectus relates to the resale by the selling stockholder of 4,000,000 shares of our common stock, based on current market prices. The selling stockholder may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholder is deemed an underwriter of the shares of common stock, which they are offering.

         We will pay the expenses of registering these shares of common stock. We will not receive any proceeds from the sale of shares of common stock in this offering. We will however receive up to $1,500,000 upon the exercise of warrants by the selling stockholders which proceeds will be used for working capital

         Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the NASD Over-The-Counter Bulletin Board under the symbol "OPIX." The last reported sales price per share of our common stock as reported by the NASD Over-The-Counter Bulletin Board on October 23, 2003, was $.06.

                                   ----------

            Investing in these securities involves significant risks.
                     See "Risk Factors" beginning on page _.

                                   ----------

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is October 23, 2003.

                               PROSPECTUS SUMMARY

         The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

Odyssey Pictures Corporation

         We are engaged in the distribution of motion pictures. In addition, we have interests in technology segments of the communications industry.

         The distribution of motion pictures involves two principal activities

         o the acquisition of rights from the licensor or the seller, usually the producer or writer of the film, and

         o the licensing of the distribution rights to sub-distributors in all world markets.

         In general, the rights obtained from the producer relate to all media, including theatrical distribution, video and all forms of television. In some cases, the licensing of rights to sub-distributors may exclude certain territories and/or media.

         We have incurred losses and experienced negative operating cash flow since our formation. For our fiscal years ended June 30, 2003, 2002 and 2001, we had a net loss of ($1,852,253) ($1,920,123), and ($1,448,150) respectively. We expect to continue to incur significant operating expenses. Our operating expenses have been and are expected to continue to outpace revenues and result in significant losses in the near term. We may never be able to reduce these losses, which will require us to seek additional debt or equity financing.

         Our principal executive offices are located at 16910 Dallas Parkway, Suite 104, Dallas, Texas 75248 and our telephone number is (972) 818-7990. We are incorporated in the State of Nevada.

                                  The Offering


Common stock offered by selling stockholders .............................   Up  to   4,000,000   shares.   This   number
                                                                             represents    11.42%    of    our    current
                                                                             outstanding stock

Common stock to be outstanding after the offering                            Up to 35,036,628 shares

Use of proceeds...........................................................   We will not  receive any  proceeds  from the
                                                                             sale of the common stock.

Over-The-Counter Bulletin Board ..........................................   OPIX


         The above information is based on 31,036,628 shares of common stock outstanding as of June 30, 2003 and assumes the subsequent conversion of our issued convertible note, with interest, and exercise of warrants by our selling stockholder.

                                  RISK FACTORS

         This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Related To Our Business:

We may never become profitable and continue as a going concern because we have had losses since our inception.

         We have incurred losses and experienced negative operating cash flow since our formation. For our fiscal years ended June 30, 2003, 2002 and 2001, we had a net loss of ($1,852,253) ($1,920,123), and ($1,448,150) respectively. We expect to continue to incur significant operating expenses. Our operating expenses have been and are expected to continue to outpace revenues and result in significant losses in the near term. We may never be able to reduce these losses, which will require us to seek additional debt or equity financing. If such financing is available you may experience significant additional dilution.

There may exist an uncertainty as to our continuation as a going concern.

         Our audited financial statements for the fiscal year ended June 30, 2003 reflect an accumulated deficit of approximately ($36,674,843), since our inception, working capital of approximately $948 and stockholders' equity of $(553,756). In their report dated October 13, 2003, Want & Ender, CPA our independent auditors stated that our financial statements for the years ended June 30, 2003, 2002, and 2001 were prepared assuming that we would continue as a going concern. As a result of the going concern qualification, we may find it much more difficult to obtain financing in the future, if required. Further, any financing we do obtain may be on less favorable terms.

We may have to curtail our business if we cannot find adequate funding.

         We currently have no legally binding commitments with any third parties to obtain any material amount of additional equity or debt financing. We need immediate funds and may not be able to obtain any additional financing in the amounts or at the times that we may require the financing or, if we do obtain any financing, that it would be on acceptable terms because of the following:

         o        we have no assets to pledge as security for the loan

         o        we are in poor financial condition

         o        we maybe viewed as a high market risk

As a result, we may not have adequate capital to implement future expansions, maintain our current levels of operation or to pursue strategic acquisitions. Our failure to obtain sufficient additional financing could result in the delay or abandonment of some or all of our development, expansion and expenditures, which could harm our business and the value of our common stock.

Our business operations will be harmed if we are unable to obtain additional funding.

         Our business operations will be harmed if we are unable to obtain additional funding. We believe that our available short-term assets and investment income will be sufficient to meet our operating expenses and capital expenditures through the end of fiscal year 2003. We do not know if additional financing will be available when needed, or if it is available, if it will be available on acceptable terms. Insufficient funds may prevent us from implementing our business strategy or may require us to delay, scale back or eliminate certain contracts for the provision of our technology and products.

There are risks associated with forward-looking statements made by us and actual results may differ.

         Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

         o        discuss our future expectations;

         o contain projections of our future results of operations or of our financial condition; and

         o        state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You should be aware that the occurrence of the events described in these risk factors could have an adverse effect on our business, results of operations and financial condition.

Risks Relating To Our Current Financing Agreement:

The market price of our common stock may decline because there are a large number of shares underlying our convertible debentures, and warrants that may be available for future sale and the sale of these shares may depress the market price.

         The market price of our common stock may decline because there are a large number of shares underlying our convertible debentures, and warrants that may be available for future sale and the sale of these shares may depress the market price. As of June 30, 2003, we had 32,411,934 shares of common stock issued and outstanding and convertible debentures outstanding that may be converted into an estimated 15,687,500 shares of common stock at current market prices, and outstanding options and warrants to purchase up to 5,598,000 shares of common stock. In addition, the number of shares of common stock issuable upon conversion of the outstanding convertible debentures may increase if the market price of our stock declines. All of the shares included in this prospectus may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The continuously adjustable conversion price feature of our convertible debentures could require us to issue a substantially greater number of shares to the selling stockholder, which will cause dilution to our existing stockholders.

         Our obligation to issue shares upon conversion of our convertible securities is essentially limitless.

         The following is an example of the amount of shares of our common stock that is issuable to the selling stockholder, upon conversion of our convertible debentures, based on market prices 25%, 50% and 75% below the closing bid price on October 21, 2003 of $0.09.

                                                     With                                          Percentage of
% Below Market          Price Per Share       Discount of 20%     Number of Shares Issuable      Outstanding Stock
--------------          ---------------       ---------------     -------------------------      -----------------
         25%                    $.07                $.054                 29,055,556                   48.35%
         50%                    $.05                $.036                 44,333,333                   58.82%
         75%                    $.02                $.018                 90,166,667                   74.39%


         The issuance of shares upon conversion of the convertible debentures and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholder may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholder may not convert their convertible note and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent the selling stockholder from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the selling stockholder could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

The  continuously   adjustable  conversion  price  feature  of  our  convertible debentures may encourage investors to make short sales in our common stock, which could have a depressive effect on the price of our common stock.

         The convertible debentures are convertible into shares of our common stock at a 20% discount to the trading price of the common stock prior to the conversion. The significant downward pressure on the price of the common stock as the selling stockholder converts and sells material amounts of common stock could encourage short sales by investors. This could place further downward pressure on the price of the common stock. The selling stockholder could sell common stock into the market in anticipation of covering the short sale by converting their securities, which could cause the further downward pressure on the stock price. In addition, not only the sale of shares issued upon conversion or exercise of debentures, warrants and options, but also the mere perception that these sales could occur, may lower the market price of the common stock.

Risks Relating To Our Common Stock:

Our common stock is subject to "penny stock" rules.

         The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

         O that a broker or dealer approve a person's account for transactions in penny stocks; and

         O the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

         In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

         O        obtain   financial   information  and  investment   experience
                  objectives of the person; and

         O make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

         The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form:

         o sets forth the basis on which the broker or dealer made the suitability determination; and

         o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. We will however receive up to $1,500,000 upon the exercise of warrants by the selling stockholders which proceeds will be used for working capital.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         The following table sets forth the range of high and low bid information for our common stock as reported by the Nasdaq Stock Market, Inc. on a quarterly basis for each of the two preceding fiscal years. On May 1, 1996, Nasdaq notified us that our shares of common stock were being deleted from Nasdaq's SmallCap Market, effective May 2, 1996, because we did not maintain a combined capital and surplus of $1,000,000, as required by Section 1(c)(3) of Schedule D of the NASD By-Laws. Since May 2, 1996, our shares have traded in the over-the-counter market on the OTC Bulletin Board. Our common stock trades under the symbol "OPIX."

         No dividends have been declared or paid with respect to our common stock.

         The bid quotations represent inter-dealer prices and do not include retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions.



                                  Common Stock

                Fiscal 2001               High        Low
                -----------               ----        ---
                First Quarter            $1.52      $1.09
                Second Quarter            1.38        .50
                Third Quarter             1.00        .34
                Fourth Quarter             .45        .33

                Fiscal 2002               High        Low
                -----------               ----        ---
                First Quarter            $ .38      $ .15
                Second Quarter             .34        .10
                Third Quarter              .61        .31
                Fourth Quarter             .47        .12

                Fiscal 2003               High        Low
                -----------               ----        ---
                First Quarter            $ .10      $ .05
                Second Quarter             .20        .04
                Third Quarter              .10        .06
                Fourth Quarter             .12        .12


         As of October 17, 2003, there were approximately 13,696 record holders of our shares of common stock. This includes approximately 20 identified stock brokerage firms, which typically hold stock for multiple customers in their own or "street" name. Confidentiality laws do not allow us to inquire on actual numbers of customers held by these firms.

                             Selected Financial Data
                     (in thousands, except per share data).

         The following table sets forth our selected financial data and should be read in conjunction with the consolidated financial statements and notes thereto, and with Management's Discussion and Analysis of Financial Condition and Results of Operations.

For the Years Ended June 30,





                                                       2003     2002      2001
Income Statement Data                                =======   ======   =======
Revenues                                             $    66   $  167    $    4
Income(loss) from continuing operations                 (728)    (542)   (1,449)
Income(loss) from discontinued operations             (1,124)  (1,378)      --
Net income (loss)                                     (1,852)  (1,920)   (1,449)

Per Share Data*

Income(loss) from continuing operations                (.026)   (.024)     (.08)
Income(loss) from discontinued operations              (.041)   (.066)       --
Net income (loss)                                       (.07)    (.09)     (.08)
Cash dividends                                            --       --        --
Weighted average shares                               27,579   22,540    17,214
Balance Sheet Data
Film costs                                             3,190    3,638     3,923
Total assets                                           4,275    4,921     5,796
Indebtedness                                           4,829    3,725     3,743
Shareholders' equity                                   ( 554)   1,196     2,053



NOTE: Per share data and weighted average shares for all periods have been restated to reflect the effect of a one-for-six reverse stock split in March 1996.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         The following discussion and analysis of our plan of operation should be read in conjunction with the financial statements and the related notes. This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which are based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

Results of Operations for the Years Ended June 30, 2003, 2002 and 2001

         Net loss for the year ended June 30, 2003 was due mainly to the fact that the Company did not release any new films nor receive any income from its investments through its subsidiary, and the Company wrote down significantly most of its investments in and to affiliated entities from prior activities as well as accruing for additional unusual expenses. This activity is the result of management's change in the operations to form a more cohesive selling group and in determining the true valuations according to the revenue sources that we are attempting to generate as an overall Company and "focused industry" guideline. In the past, the Company was fairly extended in areas that were not necessarily its expertise and current management has sought to engage a more traditional approach to the markets of selling, broadcast, and relying on its content, rather than outside investments, to coordinate its sales efforts.

         Revenues for the twelve months ended June 30, 2003 decreased to $65,636 compared to $168,615 for the twelve months ended June 30, 2002 and $3,706 for the period ending June 30, 2001. Primarily, this was the first results of the selling and licensing of its library of films and in reviving some of its contacts from the prior activity of distribution. At the end of June 30, 2003, the Company had several new films ready to be made available for delivery during the first two quarters of the new fiscal year. These new films came from independent sources with which the Company and new management had made arrangements. Although there are other film properties that the Company reviews and has in process, newer productions for possible recognition into the Company's markets are harder to determine due to factors beyond the Company's control. The factors are mainly due to the independent market being in an economic slowdown and the shortage of capital the Company has with which to perhaps negotiate for the acquisition of higher profile properties. The Company is in post-production for several more film projects recently acquired and it expected to have these available late in the coming year (2004). The Company has an advantage, through a captive vendor, (JL Media Services LLC) to allow for the post-production services to be used as a method of acquiring films for little or no money as an advance. The Company uses the services of the vendor to afford the completion of films that may need such work in exchange for the international (or all worldwide) rights in selling the product for a fee. New marketing from present management, specifically, the attendance at new festivals and markets and the additional tools of promoting through its Internet site (www.odysseypix.com), has been hampered due to the market conditions and the extensive time it is taking to revive the buyer base for the Company and distribute quality product as well as gain confidence from buyers in consistent service.

         Costs related to the revenues decreased to $ 14,615 for the twelve months ended June 30, 2003 as compared to $106,050 for the twelve months ended June 30, 2002 and $152,953 for the same period ending Jun 30, 2001. The relative decrease in costs are primarily related to reclassification of depreciation costs associated with the earlier acquisition of the Kimon library and Hallmark film assets. In the past, and after the transaction with Kimon was completed, all depreciation costs were listed under "Cost of Goods". This was recorded properly if there was revenue to be recognized along with such depreciation treatment. According to the latest account rules as governed in revenue recognition and costs related thereof, Assets are depreciated, as opposed to expensed, if they are expected to generate value over a period of more than one year. The fact that there was less revenue than expected or calculated or no revenue recognized from the Kimon assets after purchase, the transaction as a whole, would be treated more as an inventory item and therefore resulted in a depreciation, which should be recorded within operations as an expense rather than a cost item. Additionally, the acquisition of the Kimon asset resulted in the acquisition of Filmzone.com, (a domain name for the web-site which will add to the Company's efforts in selling and marketing) which also is a depreciation item to be included in expense. Although this did not materially affect the overall asset of the Kimon Library, a re-evaluation could occur and in the event that there is substantial concern over the ability to generate revenue from this asset, further write-downs may occur.

         Selling, general and administrative expenses increased by $174,763 to $ 779,289 for the twelve-month period ended June 30, 2003 from $ 604,526 for the comparable period ending June 30, 2002. For the period ending June 30, 2001, the same expenses were 663,364. This increase is primarily due to the Company experiencing high legal costs in defense and corporate cleanup work underway as well as experiencing the added cost of work in progress and production needs for finalizing films and making them ready to market. The Company has reduced its travel related expenses as well as other corporate overheads in the outside leases and expenses. In addition the Company continues to have to hire on a contract basis several necessary companies and/or individuals to assist in various markets, marketing and sales needs as well as to hire advisors on a part time basis due to its limited litigation expertise. Since the change in management control in July of 2001, new management has undertaken several steps to reverse unfavorable results. The company developed a recapitalization program with certain members of its board and also received assistance from current shareholders. The Company was able to license several feature film products and has entered into an arrangement with selling agencies to assist in its marketing efforts for the international territories. In addition, the company has developed relationships whereby it will be able to add to sales efforts in the North American markets of Video and DVD sales on a direct basis. The Company has also engaged one of its Board members, and has developed active participation from some strategic alliances, to further assist in its future performance.

Liquidity and Capital Resources

         The Company's continued existence is dependent upon its ability to resolve its liquidity problems. The company must achieve and sustain a profitable level of operations with positive cash flows and must continue to obtain financing adequate to meet its ongoing operation requirements. These factors raise substantial doubt about the Company's ability to continue as a going concern. The auditors' report on these financial statements contains an explanatory paragraph indicating there is substantial doubt about our ability to continue as a going concern. The Company relies heavily on its added interim loans, capital contributions and increased equity placements from its current, and new, shareholders. In addition, the Company continues its attempt to secure additional funding through a variety of opportunities and is currently engaging in negotiations to secure such funds. The Company cannot make assurances that it will be successful in doing adding to its working capital to meet its expenditure needs and service of its debts. There are no lines of credit available to the Company. The Company cannot make assurances that additional funds will be available from any of these sources on favorable terms, if at all. At June 30, 2003, the Company held approximately $948 of cash.

         Recent rulings require the Company to disclose certain off-balance sheet transactions, contingencies and related debts. Section 401(a) of the Sarbanes-Oxley Act requires public companies to disclose in the annual financial reports, all material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships or with unconsolidated entities or persons that may have a material current or future effect on one or more of the company's financial measures. This disclosure is required for filings for fiscal years ending on or after June 15, 2003. In addition, companies are required to disclose (as of December 2003) a tabular format depicting the relative obligations (as defined in FASB #45 and pursuant to FIN 45) which encompasses a) contingent requirements by the Company, b) guaranty against another entity's failure to perform, c) indemnification agreement or indemnified parties, e) providing security to an indemnified party. These disclosures are regardless of whether they appear as recordings of or on the financial statements. The Company has decided to adopt the tabular method of recording said disclosure effective as of June 30, 2003 and its presentation is as follows:


                        TABLE OF CONTRACTUAL OBLIGATIONS AND DISCLOSURE


Account Description                    Total        Less than 1      1-3 Years     3-5 Years    More
                                                       Year                                     than 5
----------------------------------- ------------- ---------------- --------------- ---------- ----------
Structured Payment Obligations         544,922         90,000          454,922          -          -
Secured and Affiliate Obligations      375,148        160,000          215,148          -          -
Obligations to Leased Premises         132,924            -            132,924          -          -
MG Obligations                         230,584            -            230,584          -          -
Notes and Loan Obligations           1,260,412      1,160,412          100,000          -          -
Accrued Salaries and Contract
  Obligations                          433,922        433,992             -             -          -
Other Term Liabilities Reflected
  on the Balance Sheet                 404,626            -            404,626          -          -
Other Contingencies Not Reflected
  on the Balance Sheet                 515,000         515,000            -             -          -

         In the past fiscal year, management has taken steps to fund the Company's operations primarily through private placements of the Company's common stock with investors in US and Europe. The Company also received financial support from another company (JL Media Services LLC, an affiliate of an officer, John Foster) in offsets to overheads and interim loans, which are secured by the Company's assets. The Company continues to structure future capital plans and has active offers from other outside investment groups, investor resources and individuals who will assist in the financial support for growth and in its efforts to regain market awareness. The Company has made progress in obtaining additional funds, but does have a significant requirement for further outside funds in order to retire its debts and potential contingencies as noted herein. The Company faces extreme difficulties on acquiring additional funds at a time when it is also attempting to gain revenue from its present and past assets. In addition, economic conditions in the overall entertainment markets in which the Company is exposed to (the Independent Markets) involve significant issues that create added timing to get to market, preparation of product, acceptance by International and Domestic buyers, and timely payment from those buyers. It is uncertain the economy's recovery from the downturn that began in calendar 2001 and continues at present and the demand for our services and product will result in "ready cash" being available in the future. Without added financing through equity and/or debt, the Company is at risk in maintaining its day-to-day existence as well as affording its plans for market entry of its product and timely delivery. There can be no assurance that we would be able to obtain financing or that such financing would be available on terms acceptable to us. Should financing from outside sources not become available on an acceptable level, there could be adverse conditions, which the Company will experience. These include possible work stoppage, inability to operate on a consistent level, and possibly resulting in further aggressive attempts from others in litigation processes to make attempts to collect against the assets of the Company.

         During the period between April, 1999 and September, 1999, the Company completed four private placements to offshore investors, the first of which was completed for 575,000 shares of common stock at a purchase price of $.30 per share (resulting in gross proceeds to the Company of $172,500), and the latter three of which were completed for an aggregate of 1,600,000 shares of common stock at a purchase of $.40 per share (resulting in gross proceeds to the Company of $400,000).

         During the period between September 1999 and October 2000, the Company completed two series of private placements to offshore investors, the first of which was completed for an aggregate of 3,000,000 shares of common stock at a purchase price of 40 cents per share (resulting in gross proceeds to the Company of $1,200,000), and the second of which was completed for an aggregate of 960,000 shares of common stock at a purchase price of $1.00 per share (resulting in gross proceeds to the Company of $960,000).

         During the period between October 2001 and June 2002, the Company completed a series of private placements to both offshore and US investors. These placements netted capital to the company in the amount of $916,000 at a range of share pricing from 25 to 07 cents per share.

                                    BUSINESS


History

         Odyssey Pictures Corporation, formerly known as Communications and Entertainment Corp., was formed in December 1989 as a holding company. At such time, we had no material assets. In September 1990, Double Helix Films, Inc., a producer of low budget films, and Odyssey Entertainment Ltd., an international film distribution company, were merged with our wholly-owned subsidiaries. Subsequent to the mergers, each of Double Helix and Odyssey Entertainment Ltd. became a wholly-owned subsidiary. In June 1991, we sold Double Helix and thereafter began to focus on the distribution of motion pictures in overseas markets as our primary business.

         A change in our board of directors occurred on April 12, 1995 pursuant to the terms of a Settlement Agreement, dated as of March 31, 1995, by and among Robert Hesse, Shane O'Neil, Lawrence I. Schneider, Henry N. Schneider, Robert E. Miller, Jr., Russell T. Stern, Jr., us, OEL, Global Intellicom, Inc., each of Jerry Silva, Robert Ferraro, N. Norman Muller, Thomas W. Smith and David A. Mortman, and others.

         As contemplated by the Settlement Agreement, on April 11, 1995, the former directors increased the size of the board from five to six directors and elected Henry N. Schneider a new director effective upon the closing of the Settlement Agreement. The closing of the Settlement Agreement occurred on April 12, 1995 and, upon the closing, the resignations of the former directors became effective. After the closing, Henry N. Schneider, as sole remaining director, elected Lawrence I. Schneider, Russell T. Stern, Jr., Patrick J. Haynes, III and Robert E. Miller, Jr. as new directors. Effective September 8, 1995, each of Messrs. Haynes, Stern and Henry N. Schneider resigned as directors and were replaced by Stephen R. Greenwald and Ira N. Smith, each of whom was appointed to the board and, together with Lawrence Schneider, elected to executive management positions to operate our business and affairs on a day-to-day basis.

         On March 18, 1996, we effectuated a reverse one-for-six stock split of our common stock.

         Mr. Schneider resigned his executive position in September 1997, and in March 1998, the board of directors appointed Mr. Johan Schotte as chief executive officer and chairman of the board. At the same time, Mr. Pierre Koshakji was appointed to our board and elected as our president. Mr. Johan Schotte expanded our board to include additional independent directors and messrs. Greenwald and Smith agreed to terminate their existing employment agreements in exchange for revised employment and consulting agreements. In connection with the change in management, an affiliate of Mr. Schotte purchased convertible deferred compensation notes from former management and converted a portion of these notes into 667,648 shares of our common stock in April 1998. The balance of these notes were converted into 176,050 shares of common stock in October 1998.

         During the early 1990s, we developed an excellent reputation in overseas markets for the distribution of quality motion picture entertainment, a reputation which management believes we continue to enjoy despite our recent difficulties. However, due to the changes in management control and disruptions in the continuity of the our business following the change in control in 1995, we were unable to sustain any substantial activities in the international distribution of motion pictures.

         Under the leadership of Mr. Schotte, we sought to re-establish our position as a significant distributor of quality motion pictures by establishing relationships and strategic alliances with independent and major film studios along with successful writers, directors and producers. We also made efforts to establish a permanent presence in Europe through select joint-venture partners. In August of 1998, we purchased the assets of Sweden-based Kimon Mediaright KB, consisting of a film library with worldwide and/or Scandinavian distribution rights and Scandinavian video distribution rights to certain Hallmark Entertainment products.

         While continuing to develop and re-establish our film distribution business, management's objective was to aggressively build a diverse, global media company independent in ownership from the major film and music companies. Management also sought to establish a group of domestic and international companies providing both content and distribution in film, music, publishing, sports, merchandising and other multimedia outlets.

         On July 6, 2001, our board voted on the assignment of Mr. Foster to CEO and chairman of the board of Odyssey Pictures Corporation. Mr. Schotte resigned as CEO and chairman and was appointed the position of executive vice chairman on the board. This change was due to the approved transition by us for the further growth plans of Odyssey.

         On December 7, 2001, Pierre Koshakji resigned as director to pursue other interests. Mr. Koshakji is still involved with E3 Corporation in which we own an interest. Mr. Koshakji is owed $202,500 in past compensation as well as reimbursement for some business expenses and outstanding loans.

         On December 9, 2001, Mr. Schotte resigned from the board of directors to focus on our two related entities and other interests. Mr. Schotte lives in Luxembourg and was the managing director of our majority owned subsidiary that is headquartered there, Odyssey Ventures Online Holding, S.A. He is also the controlling shareholder and director general of Media Trust, S.A. of which we own 18%. At a shareholders' meeting, we demanded documentation of disbursements and expenses previously reported in our accounts. We are pursued control of the subsidiary and settlement of all accounts are presently underway. We have offset all undocumented expenses from prior management contracts and the resulting amounts were booked as expense or loss accordingly. While we expect full recovery, a reserve for losses have been taken since we have adopted Statement of Financial Accounting Standards No. 5 (SFAS 5), and, since a loss contingency may exist in this matter.

         On January 3, 2002, at a regularly scheduled board meeting, the board of directors voted unanimously to elect Peter Bucher and Kjell Larsson to replace vacant positions made available by the resignation of Mr. Schotte and Mr. Koshakji. Mr. Bucher is a consultant in finance and resides in Germany. Prior to forming his company, Dival AG, he has a career in banking including Deputy Administrator with Schaffhaus Canton Bank and the Swiss Banking Association.

         Mr. Larsson resides in Florida and owns 1,868,055 shares of Odyssey through Kemp Entertainment, a company he formed with his wife in 1999. Larsson formed TigerNet Order, Inc. a web consulting and marketing company through a Kemp subsidiary and he now serves as its President. TigerNetorder also has a Swedish subsidiary providing similar services. Prior to moving to Florida he formed one of the first video retail chains in Sweden and later became President of Scanbox AB.

         In January, we hired C. F. K. (Frank) Cole as the chief financial officer and also installed him as corporate secretary. Mr. Cole had been serving in a consulting capacity for the company for several months and has been a venture capitalist and consultant for the last ten years. Prior to forming his own investment company Mr. Cole was CFO of a Dallas based holding company in the commercial real estate business. He also served as President of two of its subsidiaries involved in the property and asset management business. Mr. Cole has a career in banking and corporate financial consulting with some of the largest US companies involved in those industries. Mr. Cole has one-year contract with us and a ninety-day notification clause. Mr. Cole has elected not to continue as CFO due to personal reasons.

Financial Information About Industry Segments

         Since the sale of our Double Helix subsidiary in 1991, we have been engaged in only one industry segment and line of business, the international distribution of motion pictures. In addition, in 1999 and 2000, we acquired interests in other technology segments of the communications industry and, more specifically, formed Odyssey Ventures Online Holding S.A., in Luxembourg.

Description of Business

Foreign Sales and Distribution Operations

         The foreign distribution of films involves two principal activities - the acquisition of rights from the licensor or the seller, usually the producer or writer of the film, and the licensing of the distribution rights to sub-distributors in foreign markets. In general, the rights obtained from the producer relate to all media, including theatrical distribution, video and all forms of television. In some cases, the licensing of rights to sub-distributors may exclude certain territories and/or media.

         It is unlikely that sub-distributors would bypass us and deal directly with the licensors of film rights. Historically, independent licensors of film rights prefer to deal with a single sales agent/distributor rather than deal with various sub-distributors in foreign markets. Consequently, even if a particular sub-distributor attempted to perform our function, it is unlikely that the film's licensor would be willing to deal with such sub-distributor due to detailed servicing requirements. Furthermore, with respect to any particular film, we typically enter into exclusive distributorship arrangements, thereby precluding others from competing with us with respect to that film. Moreover, in certain circumstances, we may also provide a financing function for the production of a film which a sub-distributor would generally be unable to provide.

         Terms of Distribution Agreements. Foreign distribution is generally handled by a distributor such as the us which coordinates worldwide sales in all territories and media. Overseas film sales companies rely on local sub-distributors to physically deliver the motion picture and related marketing materials and to collect revenues from local exhibitors and other local distributors of the film. Typically, the territorial rights for a specific medium such as television exhibition are sold for a "cycle" of approximately seven years, after which the rights become available for additional cycles.

         The film distribution business breaks down into two broad categories:

         O Sales Agency Representation. As a sales agent, we undertake to represent and license a motion picture in all markets and media on a best-efforts basis, with no guarantees or advances, for a fee ranging from 15% to 25%, and typically for a term ranging from seven to fifteen years.

         O Distribution. As a distributor, we may provide the producer of the film a guarantee of a portion of the budget of the project. This guarantee may be in the form of a bank commitment to the producer, secured by license agreements with foreign licensees, which is used by the producer to finance the production. Typically, a distributor would receive a distribution fee ranging from 25% to 35% over a term ranging from 15 years to perpetuity. In addition, the distributor may negotiate, or otherwise acquire, a profit participation in the film project.

         Once the rights to a picture are obtained (either as sales agent or distributor with minimum guarantee), we then seek to license our rights to sub-distributors in the territories for which we have acquired distribution rights. In general, the grant of rights to the sub-distributors includes all media other than satellite, although satellite is included in some sub-distributors' territories. The sub-distributor in each territory generally pays for its distribution rights with a down payment at the time the contract is executed with the balance due upon delivery of the picture to the sub-distributor. Delivery occurs upon our acceptance of the master negative and upon obtaining access to certain items necessary for the distribution of the film. In some instances, the sub-distributors' obligations for the payment due on delivery are secured by a letter of credit. Although there are a number of markets each quarter, major sales take place primarily at three film markets:

         1) "MIF" in Cannes, France each May;

         2) "MIFED" in Milan, Italy each October; and,

         3) "AFM" in Los Angeles each February.

         In  general,  after  financing,   if  any,  is  repaid,  we  apply  the
distribution receipts from our sub-distributors in the following manner:

         1) First to the payment of commissions due to us,

         2) Then second to the recovery of certain distribution expenses,

         3) Then to the reimbursement of the company for its minimum guarantee or advance, if any,

         4) Then finally to the producer.

         Additional distribution receipts, if any, are shared by us and the producer according to the percentages negotiated in the agreement between us and the producer.

Independent Film Production and Product Acquisition

         Film distribution companies such us primarily represent independent producers of motion pictures (rather than motion picture studios) in all related markets and all media, including theatrical release, television and home video/DVD distribution, and cable or satellite-distributed media.

         Producers seek to be independent producers of motion pictures for a variety of reasons, including greater creative control of a project and potentially a greater profit participation through the retention of the copyright or the ability to sell the film directly in particular markets. Often, young, new directors and producers have no choice but to independently produce their projects, and the motion picture industry has a long history of "breakthrough" films produced at a low cost by first-time producers and directors which subsequently achieve considerable revenues. We have generally obtained our product from among these independently produced films rather than from major motion picture studios which typically have their own in-house distribution networks. Nevertheless, from time to time, we have entered into "split rights", or shared, arrangements with studios to represent a film in certain markets.

         Our management seeks to identify attractive projects very early in their development, either through relationships with producers, directors and agents or other known suppliers of product, or through industry announcements of new productions. In addition, we attend independent festivals and film markets, such as the Sundance Film Festival, The New York Independent Film Festival and the Cannes Film Festival, in order to locate new product.

Business Strategy

         Our strategy is to capitalize on the reputation and the experience of our management team to package, produce and distribute independent feature films and expand our growth and infrastructure through acquiring other related entities, also utilizing the industry to obtain certain financing for projects. The execution of our strategy comes from operating the following activities within each service we provides which, in turn, will generate revenues from both fees and commissions.

         1) Packaging - We expect to become involved with packaging (the process by which one undertakes a particular film project in screenplay form and assembles cast, crew, financing, introduces banks and other institutions to the "package" (either for the company or for the producer) and may establish partnerships from contributing buyers in order to secure the distribution and market position for the film, if actually produced. For this activity, the company shall receive a percentage of the budget of the film and perhaps an equity interest as well.

         2) Produce - For film projects in script form that may be acquired exclusively for the company, a separate schedule is provided which will enable the packaging on an "in house" basis. That is, to hire all crew members, contract a director, and assemble all necessary elements for production and financing of the proposed project. We are also able to partner with other production teams or distribution companies for added security and in reducing risk in order for the project to have market interest early on. We retain percentages of the budget as well as receive fees as a producer and shall also control a major portion of the equity resulting in an increased chance for higher revenue portions from sales in the world and US markets.

         3) Distribute - We plan to acquire a certain number of films per year as well as assemble a distribution package for other films that are completed. This will generate commission revenues from sales and marketing income for which we can achieve our buyers' interest.

         4) Related Entities - From time to time, we may be asked to engage in financing and/or distribution activities for companies that could fill the need for continued product. If conditions were of a financially secure nature, management would attempt to acquire or otherwise partner with these potential target companies in order to expand its base and diversity as a supplier.

         5) Industry Financing - Certain arrangements will be sought whereby the markets can provide financing in advance for feature film product. Our intention is to seek alternate methods of this "off-balance sheet" financing in order to secure more product under our control.

Strategic Objectives

         The above strategies are selected out of necessity in the operations of a business such as Odyssey. Certain revenue periods are realized at different times. By accommodating the above mentioned strategies, we will recognize revenues at different points of the processing. This will create more opportunity for revenues and not just focus on one area of revenue as historically produced. Management must select from the following areas of daily management to accomplish this strategy:

         - Follow similar guidelines from other companies that have proven this process to be fruitful and incorporate them into management's infrastructure;

         - Properly capitalize us for our basic costs of seeing the implementation begun and make sales contacts regularly;

         - Begin the various stages of strategy in order to create a small, but secure level of income in each area;

         - Enhance our relationships with our investors and investment bankers to focus on their participation as income and our performance improves.

         - Seek assistance from outside sources on shared management of libraries of films or limited exposure on new product to key selected buyers for a reduced commission in order to attract producers and new projects.

         -        Avoid  risk-oriented   projects  and  acquisitions  with  long
                  startup periods to revenue.

         - Maintain a budget for operations and fixed overheads as well as utilizing revenues from sales to finance future marketing and distribution activities.

         These activities will continue to result in losses until such time as we are able to generate sufficient revenue to support our operations. We have limited revenue, we have a history of losses, we may not be profitable in the future, and will need additional financing to accommodate the above activities.

Subsidiary Operations

         During the year 2000 and into 2001, Odyssey has completed the acquisition of Filmzone.com, an informational entertainment resource site which presently serves the public for retrieval of current film information. The acquisition was added as a subsequent part of the earlier announced Kimon acqusition. Odyssey plans on renovating the site to serve the buyer markets in order to access the films it acquires. The site will offer pricing and a high grade of technology where the viewer can access the commercials, trailers and artwork as well as the territories open for sale.

         During the first part of 2001, along with the assistance of the Kimon Group and Filmzone.com, Odyssey has developed its web-site which will announce its activities and news, as well as its new films coming out in the future. The web site address is noted as "Odysseypix.com" and is expected to be "live" in the latter part of 2001.

         In March of 2000, we formed Odyssey Ventures Online Holding S.A., a Luxembourg corporation, for the purpose of making investments in various technology-related entities. Odyssey Ventures Online Holding S.A.'s original strategy was to invest and co-invest with venture capital investment and management groups, with the intention of developing products and services related to digital commerce, content and the distribution thereof.

         During the course of the fourth quarter of the fiscal year ending June 30, 2001, management determined that the maintenance and costs of overseeing the assets of Odyssey Ventures Online Holding S.A., with the long term benefits in technology business having to be revised significantly, require a change in the earlier plans to pursue added investments in related technological companies. Recent down-grades of outside investments have affected the growth plans of many companies. The fact that we have had numerous difficulties in securing our long term investment capital and have had little or no financial activity, the prospects of future investments and growth plans of subsidiary operations have been discontinued, although efforts are maintained to recover values. We may recoup the value of these assets through a transaction with our former management. Our intention is to seek buyers within the year and perhaps make a sale of the assets, or liquidate the assets of the subsidiary in an orderly manner. In the case of the latter, we have made a reserve and have significant write-downs of the valuation. A determination will be made during the year if no buyer or alternative manner of selling the assets is found.

         Since the formation of Odyssey Ventures Online Holding S.A. in March, 2000, we have made the following investments: (i)an investment of $500,000 for a 6.25% equity interest in PurchasePooling.com, Inc., a web-based demand aggregating service developed to enable government entities and businesses to realize significant cost savings by combining their purchasing power on large-ticket capital equipment, as well as other goods and services; (ii) an investment of $136,668 for a 25% equity interest in Webtelemarketing.com, an Internet-based company specializing in online recruiting by linking the supply and demand sides of the employment industry; (iii)an investment of $25,000 for a 1% equity interest in Exchange Enterprises, Inc., a privately-held company that has developed a patent-pending internet cash card that allows consumers to purchase products and services online without the use of credit cards or bank accounts. In September of 2000, our subsidiary Odyssey Ventures Online Holding S.A., determined that it would be profitable to acquire, through a stock swap, 264,000 shares in Edge Technology Group, Inc. This resulted in a 30% or $150,000 devaluation of the Purchase Pooling investment and a $150,000 basis for the Edge investment. This "dollar for dollar" transaction resulted in no gain or loss was reported in the issuance of the shares from Edge. This transaction was treated only as an extension of investments into other technology-related entities and that management at the time determined that it would be best to exercise diversity in investments when it was limited on capital.

Development

         In April 1999, we purchased an option with the right of first refusal to be the exclusive worldwide distributor of a motion picture entitled "HARA." The film is an action-packed semi-biographical martial arts love story. Prior management owned an indirect 50% equity interest, through its affiliated companies, in Red Sun Productions, Inc., the rights holder of "HARA". In April of 2000, we made a refundable advance of $60,000 towards the acquisition of the exclusive rights to exploit the film worldwide, when completed. This advance was made with the intention of producing the project into a feature length movie based upon the prospects of new financing for productions becoming available. As of June 30, 2001, the financing has not become available and the project remains in script form, but is registered as an asset in our financial statements under the classification of "deposits." It was prior management's intention, at the time, to package and finance the film project.

         During the course of the next year, there was a transition in management and, as well, a significant change in the economics of film financing. It became known that the prior management did not have the financing available for this project. New management determined that it could not sustain the risks involved with financing such a project and, requested that the deposit be returned. New management has experience in the industry risks and further determined that future financing may not become available for this project for a number of reasons; some being the fact that the script itself would need substantial expense in rewrites and would need to re-evaluated at a later date; there will be no assurance that this particular genre of story will be marketable at that time in the future; unknown elements may exist on the actual claim of rights, we could not determine a true cost for a completed product. Therefore, there would be no revenue results from which we could rely upon without spending more funds. Management may decide to abandon the project altogether.

         Under the latest accounting guides as issued under Statement of Position (SOP) 00-2, which presents new accounting, reporting, and disclosure requirements for the motion picture industry, if it is determined that a property in development will be disposed of, the entity should recognize a loss on these costs by charging them to the current period income statement. We did issue a demand for the return of the deposit and a reserve will be made for the prospect of a loss against receiving the deposit in return.

         At the close of business on June 30, 2003, we have not receive the anticipated refund of the deposit and wrote the entire balance, consisting of $67,000, off as a non-recoupable item. According to the rules as earlier noted, we are required to disclose and write off the entire amount as and when it is recognized or deemed uncollectible. We will seek all means available to attempt to recover the loss.

Library Films

         In August 1998, we completed the acquisition of the assets of Sweden-based Kimon, valued at $4,500,000, in exchange for 4,500,000 shares of our subordinated convertible preferred stock, Series B, having a value for conversion purposes of $1.00 per share. Kimon had the right to convert to Odyssey common stock between June 30, 2000 and December 31, 2000 on a dollar-for-dollar basis based on the price of our common stock at the time of conversion. Kimon assets purchased consist of a film library with worldwide and/or Scandinavian distribution rights and Scandinavian video distribution rights to certain Hallmark Entertainment products. The Kimon Assets are part of a negative pledge covenant of the Senior Secured Bond.

         In connection with the change of control in March 1998, we acquired an 18% equity interest in each of two corporations affiliated with Mr. Schotte, E3 Sports New Mexico, Inc. which is the owner of the Albuquerque Geckos, a second division professional soccer team in New Mexico (subsequently transferred to Sacramento), and the other of which is a consulting company in Luxembourg. We issued one-year notes in the aggregate amount of $450,000 in consideration of the purchase of the equity interests in these companies. In June, 1999, we satisfied $135,000 of these notes, and the accrued interest thereon of $27,225, by the issuance of 348,721 shares of the our restricted common stock valued at $.465 per share. Our equity interest in the entity which owns the professional soccer team has been diluted by half, or to 9%, as a result of a capital increase/call in which we did not participate. The company that owns the soccer team has declared bankruptcy and the assets of E3 Sports are stock and a note in a bankrupt company. Odyssey has reserved all of this investment as a loss. Media Trust S.A. is a Luxembourg business entity and we have made a demand for financial information on the investment. A reserve has been set for this investment due to the lack of financial reporting since the inception of the investment. We have obtained legal representation in Brussels on this matter.

Sales of Library Films

         On January 2, 1996, we entered into an agreement with Regency International Pictures, B.V., our joint venture partner, to sell our interest in the related joint ventures through which we held approximately 50% ownership interests in four theatrical motion pictures, entitled "Switch", "Q & A," "Guilty by Suspicion" and "This Boy's Life". Pursuant to the agreement with Regency, we received $1,000,000 on January 23, 1996 and $500,000 on February 14, 1996, in exchange for all of our interests in the joint ventures. In addition, we retained a contingent interest in certain receivables, not to exceed $212,500, and a contingent interest in future revenues from the pictures.

         On August 29, 1996, we entered into an agreement with Kinnevik Media Properties, Ltd., pursuant to which we agreed to grant to Kinnevik subdistribution rights in, and to sell to Kinnevik other distribution rights to, certain films in our film library. In exchange for these rights, we received a total cash consideration of $1,075,000, payable $500,000 on closing, $275,000 six months after closing, and $300,000 eighteen months after closing. In addition, we retained a continuing right to receive revenues from certain of the films, valued by management at a minimum of approximately $150,000. As part of the transaction, we granted 100,000 stock options to Kinnevik, exercisable over a three year period at the bid price of our common stock of $.625 at August 5, 1996. The transaction with Kinnevik closed on October 7, 1996.

Competition

         The entertainment industry generally, and the film industry in particular, are highly competitive. Our competition includes the smaller independent producers as well as motion picture studios. Many of our competitors have financial and other resources, which are significantly greater than those available to us. We face competition in all aspects of the business and cannot give the assurance that we will be able to compete effectively. New markets require us to compete for licensees and sub-distributors (as further defined herein) of Filmed/Video content with other Internet-based Filmed/Video distributors through cassette tape and/or DVD. Although our Joint Venture relationship assists us greatly in not seeking others and compete for relationships with manufacturers and developers of transmission services with playback and broadcast capabilities. The business of providing content over the Internet is experiencing rapid growth and is characterized by substantial technological changes, and there are new and varying established companies entering into the same fields. Many of these companies have financial, technological, promotional and other resources that are much greater than those available to us and could use or adapt their current technology, or could purchase technology, to provide a service directly competitive with us.

Tax Loss Carry forward

         We are entitled to the benefits of certain net operating loss carry forwards to reduce our tax liability. The utilization by us of such tax loss carry forwards is limited under applicable provisions of the Internal Revenue Code of 1986, as amended, and the applicable regulations promulgated thereunder. As of June 30, 2003, there were approximately $37,552,540 in net operating loss carry forwards remaining to be used to reduce tax liability. The utilization of approximately $4.9 million of these losses in future periods will be limited to approximately $350,000 per year.

Employees

         At  October  23,  2003,  we  employed  3  full-time   employees  and  2
consultant/part-time employees. None of these employees is subject to a collective bargaining agreement, and there is no union representation within our company. We maintain various employee benefit plans and believe our employee relations are good.

                            DESCRIPTION OF PROPERTIES

         We conducts our operations out of leased premises at 16910 Dallas Parkway, Dallas, Texas, consisting of approximately 2,500 square feet. The premises are available to us through a sublease agreement with JL Media Services LLC, an affiliated party to Mr. Foster. Rent expense for each of the fiscal years is as follows:

         June 30, 2003 - $44,398
         June 30, 2002 - $40,936
         June 30, 2001 - $34,094
         June 30, 2000 - $17,649
         June 30, 1999 - $84,939

         In May of 2003, we entered into a lease agreement to rent space for the office of Kjell Larsson, director of sales and marketing. The term of the lease is until April of 2005 and has a monthly lease expense of $321. There was a deposit of $624 paid according to the requirements of the lease. The added obligation to the Company is as follows:


        ------------ ----------
        2003 -       $2,247
        ------------ ----------
        2004 -       $3,852
        ------------ ----------
        2005 -       $1,284
        ------------ ----------

LEGAL PROCEEDINGS

         On or about May 15, 1995, Credit Lyonnais Bank Nederland N.V. and Cinecom Entertainment Group, Inc. filed a Complaint in the Superior Court for the State of California, County of Los Angeles, captioned Credit Lyonnais Bank Nederland N.V. and Cinecom Entertainment Group, Inc. v. Odyssey Distributors,
Ltd. And Does 1 through 100 (No. BC 127790). They allege that Odyssey Distributors, Ltd.(a subsidiary of the Company) collected but failed to remit to them assigned distribution proceeds in the amount of $566,283.33 from the foreign distribution of "Aunt Julia and the Scriptwriter" and "The Handmaid's Tale." The Complaint alleges claims for breach of contract and breach of fiduciary duty and demands damages in excess of $566,283, attorney's fees, an accounting, a temporary restraining order and a preliminary injunction. In June 1995, the Court denied plaintiffs an attachment and stayed the action pending arbitration in New York. In September, 1996, the Court dismissed the Complaint. In December, 1996, the Company settled the outstanding litigation with Generale Bank ("Generale") (formerly known as Credit Lyonnais Bank Nederland N.V.) and Cinecom Entertainment Group Inc. Pursuant to the settlement agreement, the Company agreed to pay to Generale the sum of $275,000 in complete settlement of the claim, payable $25,000 upon execution of the settlement agreement, $25,000 on each of June 30 and December 31 in the years 1997, 1998 and 1999, and $100,000 on June 30, 2000. The Company and Generale later agreed upon a new payment schedule as follows: $25,000 on or before October 15, 1997 (payment was made); $30,000 on each of April 15, 1998, June 30, 1998, December 31, 1998, June 30, 1999, and December 31, 1999; and $100,000 on June 30, 2000. The Company is in default of this payment schedule. The consequences of not curing a default could result in the entry of a confession of judgment already executed by the Company for the amount of $275,000. This confession of Judgment is against Odyssey Distributors, Ltd., a wholly owned but non-operating, non-active subsidiary of the Company.

         In August 1995, G.P. Productions, Inc. ("GP") and Greenwich Subject Films, Inc. ("Greenwich") commenced an action entitled G.P. Productions, Inc. and Greenwich Studios, Inc. v. Double Helix Films, Inc., Communications and Entertainment, Inc., Krishna Shaw, Gerald Muller and Norman Muller in the United States District Court, Southern District of Florida (Case No. 95-1188). Mr. Muller has demanded that the Company indemnify him against any expenses, judgments and amounts paid in settlement of the action. The Company contends that, by virtue of Mr. Muller's breaches of fiduciary duty and violation of his obligations to the Company, it is not required to provide indemnification.

         GP and Greenwich allege that they are the exclusive owners of the films "The Gallery" and "South Beach". They assert claims for copyright infringement, unfair competition, breach of contract, accounting, conversion, civil theft, conspiracy and fraudulent conveyance. The Complaint demands a recall of the films, an attachment, preliminary and permanent injunctive relief, an accounting, and unspecified compensatory, punitive and treble damages. The Company's motion to transfer venue of the action was granted in November 1995, and the case was transferred to the United States District Court for the Southern District of New York. There has been no activity in this matter since the transfer of venue in 1995.

         In October, 1995, Canon Financial Services filed a Complaint in the Superior Court of New Jersey entitled Canon Financial Services, Inc. v. Communications and Entertainment Corp. The plaintiff is claiming that it is due $47,499.83, plus damages, pursuant to a lease agreement. The Company has filed an Answer in this action and the Court has denied plaintiff's motion for summary judgment. No trial date has yet been set in this matter.

         In December 1995, Robert F. Ferraro, a former director of the Company, brought an action against the Company in the Supreme Court of the State of New York, New York County. The action was brought on a promissory note in the amount of $25,000 and plaintiff obtained a judgment on a summary judgment motion. The plaintiff has not yet moved to enforce the judgment and the Company is considering whether or not it has a claim for indemnification against prior management in connection with the issuance of the note. The judgment, in the meantime, has been assigned to an outside collection agency that has been in contact with Management of Odyssey and Odyssey has made payments in keeping the matter from accelerating. As of the close of business on June 30, 2003, the outstanding balance remains at approximately $27,500 and is confirmed as an active judgment.

         In March 1996, an action was filed against the Company in Los Angeles Municipal Court by Judy Hart, in which the plaintiff claims that she is due $17,920 pursuant to a promissory note. The Company has filed a cross-claim seeking offsets against the amount due and other damages. On May 21, 1998, a default judgment was entered on behalf of plaintiff in the amount of $22,261. Subsequently, plaintiff filed a motion to include attorneys fees and costs in the aggregate amount of approximately $17,000. The Company is attempting to reach a settlement with plaintiff. As of the end June 30, 2003, there has been no contact with the plaintiff and no indication of any activity.

         In March 1996, a class action complaint was filed against the Company entitled Dennis Blewitt v. Norman Muller, Jerry Minsky, Dorian Industries, Inc. and Communications and Entertainment Corp. The complaint seeks damages in connection with the Company's treatment in its financial statements of the disposition of its subsidiary, Double Helix Films, Inc. in June 1991. The complaint seeks unspecified damages on behalf of all persons who purchased shares of the Company's common stock from and after June 1992. A second action, alleging substantially similar grounds, was filed in December 1996 in Federal Court in the United States District Court for the Southern District of
California under the caption heading "Diane Pfannebecker v. Norman Muller, Communications and Entertainment Corp., Jay Behling, Jeffrey S. Konvitz, Tom Smith, Jerry Silva, David Mortman, Price Waterhouse & Co., Todman & Co., and Renato Tomacruz." Following the filing of the second action, the first action was dismissed by stipulation in May 1997. The Company filed a motion to dismiss the complaint in the second action and after a hearing on the motion in July, 1997, the Court dismissed the federal securities law claims as being time-barred by the applicable statute of limitations, and dismissed the state securities law claims for lack of subject matter jurisdiction. The Ninth Circuit upheld the lower court's dismissal of this action on appeal. The case was refiled in California state court in August 1998. The Court granted motions to dismiss two of the complaints filed by the Plaintiff, whereupon a third complaint was filed. More recently, a fourth amended complaint has been filed adding claims that the defendants, including the Company, violated provisions of the California Securities Laws. There was no trial date set in this matter. In a related action, Thomas Smith and Norman Muller ("Muller-Smith") former directors of the Company and co-defendants in the Pfannebecker matter, filed an action against the Company in the Los Angeles Superior Court seeking indemnification from the Company in connection with their status as defendants in the Pfannebecker matter. The Company intends to defend this action on the grounds that Muller-Smith committed wrongful acts as directors of the Company and failed to comply with various fiduciary obligations to the Company. The Company has met on several occasions, through its legal counsel, to discuss and answer certain attempts at settlement. Due to the nature and complications of this suit, matters have generally been very slow to receive response to.

          In June of 2002, the Plaintiff, along with the defendants and Odyssey's Counsel, attended a hearing on the merits of the Class Action Status. The Judge ruled in favor of the defendants in that there were no grounds to continue this case as a class action. Subsequently, Odyssey was able to receive a dismissal of this case. Odyssey, at the same time, entered into settlement discussions with respect to any claims of indemnification and settled outstanding possible claims and potential cross claims to all remaining co-defendants for a nominal amount of money, with the exception of Muller-Smith. The Company attempted to further clarify its stand on its position with Muller-Smith as earlier noted, however; these attempts were unsuccessful for the Company. The Company attempted also to discuss settlement activity, and these settlement discussions did fail. The Company was not able to provide an amicable solution to this matter of indemnification and reimbursement of expense (claimed to be in excess of $350,000) and Odyssey posed its defense against Muller-Smith, knowing that the end result could be an entry of judgment in favor of Muller-Smith. A judgment, if awarded, would contain all collection rights and remedies available to the judgment holder. In April of 2003, the California Court upheld the indemnification claim for Muller-Smith and declared a judgment against Odyssey in the amount of $360,000, which was promptly filed in California and domesticated in New York and in Texas as well. The Company met with Muller-Smith on April 21and sought settlement discussions with Muller-Smith. In a subsequent conversation on May 6, the Muller-Smith refused the opportunity to continue settlement discussions. Muller-Smith notified the
Company that an additional $100,000 was owed against the same claim. This increased amount was being sought (and later was granted) as an addition to the judgment as well. Should the Company not be able to resolve this issue by either making full payment or entering into an amicable and affordable settlement arrangement, then the Company would be severely hampered in its ability to adequately manage the operations. The Company would expect to experience continued business interruption, collection efforts, garnishments, and defending this situation without a resolve will take a substantial amount of the Company's time and resources. The Company will need to seek alternate means of capitalization in order to meet not only its operating payments but also possible payments in settlement. There are certain remedies in the Company's attempts to perhaps confront the judgment and render the judgment unenforceable. These include, but may not me limited to, future possible discoveries, which may or may not be determined as acts of wrongful or criminal intent against the Company, fraudulent actions or similar wrongful activities. Presently there are numerous activities surrounding this issue, such as depositions, claims and collection activities.

         The Screen Actors Guild ("SAG") has also asserted that there are amounts owing to several actors arising out of "Down Range." In September, 1999, SAG obtained an arbitration award against Down Range for a total amount of $96,183, inclusive of salaries to the actors, pension and health contributions and late fees. Down Range was also ordered to pay $200 to the arbitrator. Additionally, there were two actors, Corbin Bernsen and Jeff Fahey, who had pay-or-play contracts. The outcome of these contracts and the actors' claims has not been resolved. There has been no activity on this matter from any source or other assertions as of the close of business on June 30, 2003.

         Mr. Ian Jessel ("Jessel") entered into a three-year employment agreement with the Company, commencing November 9, 1998 and continuing through November 9, 2001. Jessel's responsibilities included management of the Company's Motion Picture & Television Division. Jessel's compensation was set at a rate equal to $300,000 per annum for the first year, $350,000 per annum for the second year, and $400,000 per annum for the third year. The agreement also provided for a yearly bonus based upon the net profits of the film division and the Company.

         The Company paid the sum of $50,000 to Jessel in fiscal 1999 and deferred payment of the balance of the compensation due to him. In June 1999, Jessel notified the Company that he was suspending services to the Company for failure to pay his compensation on a timely basis. The Company believes it was justified in deferring certain payments due to Jessel. Jessel commenced an action against the Company in November 1999 in the Los Angeles Superior Court, seeking the salary and other benefits he claims he is entitled to under his three-year employment agreement. The Company intends to vigorously defend the action on several grounds, including Jessel's breach of his obligations under the agreement. Discovery was ongoing in this matter and a trial date was set for April 30, 2001. Amounts that could have been due to Jessel were reserved in accrued wages as a contingent amount. In December of 2000, management requested mediation talks to begin and had made efforts to settle the ongoing litigation matters. A settlement had been reached and had been voted as accepted by the Board. All settlement discussion and offers have been reserved and are within the reserved amount(s). As of June 30, 2002, the company had made significant payments towards the balance of the settlement. Subsequently, the company and Jessel have made an arrangement for repayment of the balance of this debt.

         Although a payment schedule has not been determined until the Company can, or is able to, adhere to one, the parties have been working amicably to afford payments on an "as available" basis and, from time to time, have issued certain reports and updates in order to maintain constant contact with Jessel on the activities within the Company. There is and remains a risk, however, that if the sum total of the payment is not paid or satisfied, or becomes significantly past due and if Jessel may cease to coordinate with the Company (or vice versa) then there could be enforcement of an allowed judgment. The amount of this judgment could be in excess of $375,000 plus interest accrued. If such - enforcement would be acted upon, then all rights and remedies afforded to a judgment holder shall become effective and expose the Company to the collection of said judgment. In this case, the Company would face significant expense in attempting to defend or protect the judgment from being filed and such an instance would require substantial management time and cash from operations to accommodate such an action.

         Mr. Dennis Morgan ("Morgan") commenced an action against the Company in December, 1999 in the Los Angeles Superior Court alleging that he was promised a position as head of a music division to be established by the Company and that such oral agreement was intended to be confirmed in writing but never was. Morgan brought claims against the Company and others for the purported breach of an oral agreement, purported breach of an implied agreement, fraud and fraudulent conveyances. The Company has served written discovery and is awaiting responses to interrogatories and the production of documents. The Company contends that there was no employment relationship with, nor any monetary commitments to, Morgan, and that it committed no breach or wrongdoing. A trial; date was set for this matter. The parties began discussing settlement terms in order to alleviate the costs of ongoing litigation. As of the end of June, 2001, the Company entered into preliminary settlement and expects satisfy any outstanding complaints. The company has made payments towards this settlement and shall continue to pay on a promissory note basis. As of June 30, 2002, the company had made payments towards the balance of the settlement. Subsequently, the company and Morgan have made a payment arrangement, which involves a period of time in structured payments. Although a payment schedule has not been determined until the Company can, or is able to, adhere to one, the parties have been working amicably to afford payments on an "as available" basis and, from time to time, have issued certain reports and updates in order to maintain constant contact with Morgan on the activities within the Company. In April of 2003, a judgment was filed in the State of California in favor of Morgan. The amount of this judgment is $225,000 plus accrued interest, although an agreed-upon arrangement exists indicating non-enforcement as long a progress is being made on the outstanding debt. If enforcement of this judgment would be acted upon, then all rights and remedies afforded to a judgment holder shall become effective and expose Odyssey to the collection process of said judgment. In this case, the Company would face significant expense in attempting to defend or protect the judgment from being filed and such an instance would require substantial management time and cash from operations and/or outside sources to accommodate such an action.

         A Lawsuit was filed in the State of New York Watson, Farley and Williams v. Odyssey Pictures Corp., Gold Leaf Pictures, Belgium, Johan Schotte, Chardonnay Enterprise Ltd, and A Hero From Zero N.V. Complaint filed April 30, 2001, New York Supreme Court, New York County. The complaint states a balance owing for services rendered from the period beginning 1997 through to April of 2000. The notice of complaint was received on August 10, 2001. The Company has answered this complaint denying its position in the named defendants. The Company contends that it did, in fact, pay any and all outstanding related legal bills related to the Plaintiff's corporate involvement. The Company did hire counsel in New York and has made an attempt to offer a settlement on behalf of the remaining defendants. No response has been made from the Plaintiff on this matter as of the close of business on June 30, 2002 as well as June, 30, 2003.

         There is a pending litigation from another law firm in Los Angeles, Arter & Hadden LLP, which is from representation in the above suits prior to specific counsel moving to another firm currently representing the Company in some matters. It is the Company`s intention to pay or settle this amount as and when it is economically feasible to do so. The amount due is $30,000. In February of 2002, a default judgment was entered in the matter and the Company is making arrangements to make payments over a period of time. The judgment was domesticated in Texas and there is a local collection attorney assigned to this in Dallas, Texas and they are pursuing collection activity. The party has accepted a monthly payment arrangement to be made, yet the Company had not made any payments as of the end of June 30, 2003..

         The Company is subject to other legal proceedings that arise in the ordinary course of its business and from prior management activities. Other than that as disclosed above, in the opinion of present management, the aggregate liability, if any, with respect to these other actions will not materially adversely affect our financial position, results of operations or cash flows.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS




Name                     Age        Position
----                     ---        --------
John W. Foster           50         Director, Chairman of the Board and
                                    CEO/President

Patrick Speeckaert       56         Director, Compensation Committee,
                                    Audit committee

Peter Bucher             61         Director

Kjell Larsson            50         Director, Compensation Committee,
                                    Audit Committee


         Set forth below is information regarding the business experience of the current Directors and executive officers of the Company.

         John Foster has been an independent financial consultant and analyst specializing in turnaround situations and management restructuring in specific industries including the entertainment and communications industry. He has extensive background in information systems and data processing, and worked as a consultant and investment advisor in determining strategies of financing and investments in motion picture projects for investors, distributors and producers. Mr. Foster served as interim President of the Company from January, 2000 through June 2000, and was formally working in the position of President from July 2000 to June 2001. His contract was extended through 2002, and he is currently serving as Chairman, President and CEO of the Company effective July 1, 2001 to present.

         Patrick Speeckaert for more than the past seven years has served as Managing Director of Morrow & Co., Inc. in New York City. Morrow & Co., Inc. is a leading company specializing in advising international corporations with respect to issues involving corporate governance, shareholder relations and solicitations.

         Mr. Peter Bucher is an independent corporate investment advisor and consultant based in Switzerland. His career in banking since the early 1960's includes relationships with the Swiss Banking Association. He is currently active in his community as political leader and maintains his business in investment banking on a full time basis.

         Mr. Kjell Larsson is based in Florida where he was President of TigerNetOrder, Inc., an Internet facilitator and service company specializing in E-Trade and Web Stores. He has been involved with the film industry for over twenty years and has produced and sold in all facets of the film business. Mr. Larsson is also a shareholder of Odyssey Pictures through his company, Kemp Entertainment. In January of 2003, Mr. Larsson accepted a position of director of sales for Odyssey and will be specifically involved with international sales, domestic Home Video and DVD distribution, and buyer relations.

Meetings and Committees of the Board of Directors

         For the fiscal year ended June 30, 2003, there were seven meetings and/or written consents in lieu of meetings of the Board of Directors. All Directors attended or consented to in excess of 75% of the meetings (and consents in lieu of meetings) of the Board of Directors during said fiscal year. The Board of Directors does presently have, audit and compensation committees, as recently required.

Executive Compensation.

         The following table sets forth, for the fiscal years indicated, all compensation awarded to, earned by or paid to the chief executive officer of the Company, the four most highly compensated executive officers who were executive officers as of June 30, 2003, and other significant employees for whom inclusion in the following table would be required but for the fact that such employees were not executive officers of the Company at the end of the most recently completed fiscal year:

                           Summary Compensation Table



                           Annual Compensation
                           ----------------------------------------      Long-Term Securities
Name and         Fiscal               Other             Annual            Underlying All Other
Position          Year               Salary       Bonus Compensation    Options  Compensation
                  -------- ---- ------ ----- ------------ ------- ------------

John Foster       2003 185,220      --      --                --                --
President /CEO    2002 176,400      --      --                --                --
                  2001 156,000      --      --                --                --
                  2000  49,250      --      --                --                12,312

Options/Stock Appreciation Rights

The following table provides information with respect to stock options and stock appreciation rights ("SARs") granted to the named executive officers during the fiscal year ended June 30, 2003.

                              Individual Grants(1)


            % of Total
Number of    Options                         Potential Realized Value at
Securities  Granted to  Exercise             Assumed Annual Rates of
Underlying  Employees    Price               Stock Price Appreciation
Options     in Fiscal     Per   Expiration      For Option Terms
Granted        Year      Share     Date         5%            10%
-------        ----      -----     ----         --            ---
None



Aggregated Option/SAR Exercises and Fiscal Year-End Options/SAR Value Table

Note: No bonus has been paid or distributed in the past four quarters.

Director Compensation

         The Company does not have any standard arrangements pursuant to which directors of the Company are compensated for services provided as a director. All directors are entitled to reimbursement for expenses reasonably incurred in attending Board of Directors' meetings. In the period ending 2000, each Board Member received 2000 shares of Common Stock in consideration for their participation. There have been no other distributions of Stock to the Board Members as of the end of June 30, 2003.

Compensation   Agreements,   Termination  of  Employment  and  Change-in-Control
Arrangements

         In March, 1998, Mr. Stephen Greenwald stepped down as CEO of the Company in connection with a change in management control of the Company. In connection with such change of management, Mr. Greenwald terminated his existing employment agreement and entered into a new compensation arrangement with the Company. Mr. Greenwald agreed to serve as managing director of the Company through December 31, 1999, and was to receive the sum of $130,000 during such period in varying monthly payments. In addition, in consideration of terminating his existing employment agreement, Mr. Greenwald was to receive an additional $130,000, also payable in varying monthly amounts during the two-year period ending December 31, 1999. In September, 1999, Mr. Greenwald resigned as a Director of the Company to pursue other interests. He also agreed to settle all outstanding payments due to him under his employment agreement, and to resign as a Managing Director of the Company, in consideration of receiving a settlement payment of $100,000, together with 200,000 shares of restricted common stock.

         In connection with the change in management control of the Company in March, 1998, Mr. Ira Smith, a former officer and director of the Company (through S.F.H. Associates, Inc.), agreed to serve in a consulting capacity to the Company for the period from March, 1998 through December 31, 1999. Pursuant to such consulting agreement, Mr. Smith's consulting company was entitled to receive the sum of $160,000 during such period, payable at the rate of $8,000 per month, commencing May, 1998. In addition, in consideration of terminating his then existing employment agreement with the Company, Mr. Smith was entitled to receive an additional $100,000, payable in varying monthly amounts during the term of the consulting agreement. Following a default by the Company under the consulting agreement, Mr. Smith agreed to terminate his consulting agreement with the Company in consideration of receiving a settlement payment of $100,000, together with 200,000 shares of restricted common stock.

         In connection with the change of control in the Company in March, 1998, Johan Schotte entered into a two-year employment agreement with the Company, commencing as of January 1, 1998 and continuing through December 31, 1999. Mr. Schotte's compensation was fixed at $150,000 per year during such period. Mr. Koshakji also entered into a two-year employment agreement with the Company at the rate of $150,000 per annum. The agreement with Mr. Schotte was extended for an additional period of one year at the rate of $250,000 per year, and the agreement with Mr. Koshakji was extended for a period of six months at the rate of $5,000 per month. As of June 30, 2000, a substantial portion of the compensation due to Messrs. Smith and Koshakji under their respective agreements was past due for the period from January 1, 1998 through the fiscal year ended June 30, 2000. Mr. Koshakji resigned his position as President of the Company on September 30, 2000.

         In connection with the change of management, an affiliate of Mr. Schotte purchased a total of $230,000 of deferred compensation notes from Messrs. Greenwald and Smith, and converted approximately 75% of these notes into 667,648 shares of the Company's common stock in April, 1998. The balance of these notes were converted into 176,050 shares of common stock in October, 1998.

         In November, 1998, the Board of Directors of the Company authorized the following bonus incentive compensation package for each of Messrs. Schotte and
Koshakji:

         (I) Warrants: 2% of the Company's total outstanding stock each year, beginning with the fiscal year commencing July 1, 1998, and each year thereafter. Warrants shall be priced at the average bid price for the 10 consecutive trading days preceding the issue date each year, and exercisable at any time following the issue date. Messrs. Schotte and Koshakji were each issued 103,385 warrants as of July 1, 1998 at an exercise price of $.74 per share. Messrs. Schotte and Koshakji each waived their right to receive a warrant bonus for the fiscal year commencing July 1, 1999.

         (II) Performance Bonus: Each year beginning with the fiscal year ending June 30, 1999, and each year thereafter, if the Company's gross revenues increase by 20% or more over the gross revenues of the preceding year, the performance bonus shall be the greater of either 1% of the revenue differential or 2.5% of the EBITDA. No performance bonuses have been awarded under this plan.

         (III) Market Cap Bonus: At the end of each fiscal year, beginning with the fiscal year commencing July 1, 1998, if the Company's market capitalization increases from the preceding year based on the average closing price for the 30 previous consecutive trading days, the market capitalization bonus shall equal 1% of the differential. Messrs. Schotte and Koshakji each waived their right to receive a market cap bonus for the fiscal years commencing July 1, 1999 and July 1, 2000

         John Foster served as interim President of the Company from January, 2000 through June, 2000 at the rate of $9,850 per month. In July 2000, he became President of the Company and agreed to a one-year extension of his agreement at the rate of $12,000 per month, plus allowances. There was no stock or stock incentive arrangement included. In July of 2001, Mr. Foster continued as President and was voted as Chairman and CEO by the Board of Directors. He received a pay increase to $14,000 per month and his contract was extended through December 31, 2002. Most of Mr. Foster's accumulated and accrued salary has gone unpaid and remains as a payable by the Company as of the end of June 30, 2002.

Compensation Committee Report and Compensation Committee Interlocks and Insider Participation

         Executive officer compensation is determined by the entire Board of Directors. Subsequent to the period ending June 30, 2002, the Board had appointed a separate compensation committee to determine or set future executive compensation. The Board's executive compensation policy is intended to attract and retain key executives, compensate them at appropriate levels and provide them with both cash and equity incentives to enhance the Company's value for all of its stockholders.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In April, 1997, Robert E. Miller, Jr.(who resigned as a Director during the fiscal year ended June 30, 2000) made a loan to the Company in the amounts of $25,000. The loan was payable on demand, accrued interest at the rate of 9.25% per annum, and was secured by a collateral assignment of the Company's $300,000 receivable due from Kinnevik. See "Business-Sales of Distribution Rights." In consideration of making the loan, the lender received a five-year warrant to purchase 25,000 shares of common stock of the Company, exercisable at $1.00 per share. Mr. Miller agreed to a rollover of his loan to be paid from the proceeds of a second Kinnevik receivable due in September, 1998. In consideration of the rollover, Mr. Miller received 12,500 warrants, exercisable over a five-year period at $1.00 per share. Mr. Miller's loan was rolled over for a subsequent six month period on an unsecured basis with interest at the rate of 10% per annum. Mr. Miller thereafter agreed to another six-month rollover (through September, 1999), in consideration of which he received an additional 12,500 warrants exercisable over a five-year period at $1.00 per share, an increase in the interest rate on his loan to 12% per annum, and an extension on the expiration date of all warrants issued in connection with his loan to the year 2004. In December, 1999, Mr. Miller converted his $25,000 loan into 57,876 shares of common stock of the Company at a conversion price of approximately $.43 per share. The "per share" price was based upon a formula of a predetermined and mutually agreed-upon discount to the market and was expensed in interest during that period, as well as credited from short-term notes during that same period

         In June, 1998, the Company entered into the following related party transactions with E3 Sports New Mexico, Inc., a company which is an affiliate of Mr. Schotte and Mr. Koshakji and in which the Company holds a minority interest:
(i) the Company purchased a $25,000 sponsorship from the Albuquerque Geckos, the professional soccer team owned by the affiliate; and (ii) the Board authorized the Company to loan up to $100,000 to the affiliate, payable no later than July 15, 1999 with interest at 15% per annum (the loan is secured by 10,000 shares of E3 Sports new Mexico, Inc.). The loan is currently outstanding.

         In July, 1998, the Company entered into the following related party transactions with Media Trust S.A., a company which is an affiliate of Mr. Schotte and in which the Company holds a minority interest: (i) the Company agreed to make a $2,500 loan to the affiliate, payable in one year with interest at 15% per annum; (ii) the Company engaged the affiliate to introduce prospective investors to the company, in exchange for which the affiliate will receive 10% of any investments made in the Company by persons or entities introduced by the affiliate, together with five-year warrants (100 warrants per $1,000 invested) at an exercise price equal to the market price of the Company's stock on the date of the investment. In connection with convertible loans made to the Company in 1998 by Belgian investors in the aggregate amount of approximately $100,000, and the purchase of 625,000 shares of common stock of the Company by Lecoutere Finance, S.A. in December, 1998 (see below), a total of 29,540 five-year warrants have been issued to Media Trust, S.A. with exercise prices ranging from $.38 per share to $.98 per share. The $2,500 loan to Media Trust S.A. was outstanding as of June 30, 2001 along with the reconciliation of commissions, if any, which may have been due to Media Trust. As of June 30, 2002, the company has offset certain receivables to any outstanding balances, except for the fact that there are five unsecured promissory notes that, although they are with individuals directly, have been booked under `notes payable' Media Trust.

         During the fiscal year ended June 30, 2000, Mr. Koshakji loaned the Company approximately $2,500, with such loan bearing interest at the rate of 18% per annum (the same interest rate being charged to Mr. Koshakji for such funds).

         In April, 1999, the Company purchased a refundable option for $60,000 to be the exclusive worldwide distributor of a motion picture entitled "HARA." The film is an action martial arts love story and was expected to start pre-production in January, 2001. Former Management of the Company owns an indirect 50% equity interest in Red Sun Productions, Inc., a production company, which owns all rights to the film "HARA." The determination of the disposition of this advance has not been decided upon as o the close of business on June 30, 2002 although the Company wishes to seek its refund on any outstanding advances in general.

         Commencing in January of 2000, the Company accrued rent expense at the rate of $1,000 per month for the use of office space in Luxembourg which is owned by Media Trust, S.A, a company affiliated with Mr. Schotte, the former CEO and Chairman of the Company. As of June 30, 2002, there are no outstanding balances owed in relation to this rent expense and the company has no further agreement for lease of rental space under this former arrangement.

         In February, 2000, the maturity date of 500,000 common stock purchase warrants held by Lecoutere Finance S.A. (an affiliate of Mr. Schotte) was extended for an additional seven-year period through February 25, 2007. The warrants were originally issued to Mr. Schotte and other investors in February, 1997 in connection with a capital investment in the Company of $375,000. The warrants were originally scheduled to expire on February 25, 2000. At the time of the original investment, Mr. Schotte was not affiliated with the Company. The warrants will continue to have the same exercise price of $1.06 per share.

         In April of 2001, the Company's subsidiary, Odyssey Ventures Online Holding S.A. formulated a subscription document in Luxembourg, specific to non-US investors in seeking a capital amount totaling 5.0 million US Dollars. As of the close of business on June 30, 2001, there were no subscribers or participants in the subscription document and non were expected to participate in the near future.

         In May of 2001, management entered into discussion regarding the possible restructure of the present management for and in consideration of certain adjustments to the operational direction of company. It is contemplated that certain assets and liabilities would be taken over by Mr. Schotte in an effort to streamline the debts of Odyssey and the directions of its subsidiary, Odyssey Ventures Online Holding S.A. During such a transition, Mr. Schotte would step down as an employee of the Corporation to manage the subsidiary. The intention would be to transact the eventual purchase or split of the subsidiary for certain consideration. Such a transaction would be noted in forthcoming quarterly reports, if approved and enacted upon. This transition would place Mr. Foster in the position of CEO and Chairman of the Board. The Board has scheduled such a meeting to occur on or before the end of November 2001.

         On July 6 2001, the Board voted on the assignment of Mr. Foster to CEO and Chairman of the Board of Odyssey Pictures Corporation. Mr. Schotte resigned as CEO and Chairman and was appointed the position of Executive Vice Chairman on the Board. This change was due to the approved transition by the Board for the further growth plans of Odyssey. Mr. Schotte resigned from his board position on December 12th. Mr. Pierre Koshakji, a previous President and Secretary of the Company, resigned on December 9th. On January 3, 2002 the board of directors filled these two vacancies with Mr. Peter Bucher and Mr. Kjell Larsson by unanimous vote of the board.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding beneficial ownership of our common stock as of October 17, 2003 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Each person's address is c/o Odyssey Pictures Corporation, 16910 Dallas Parkway, Suite 104, Dallas Texas 75248.



Name of                                 Shares                  Percentage of
Beneficial Owner          Status        Beneficially Owned         Class
----------------          ------        ------------------         -----
Patrick Speeckaert       Director             2,000                    *

John Foster              Director,            2,000                    *
                         President

Kjell Larsson            Director         1,518,055                  4.7%


All Executive
Officers &
Directors As
A Group (4 Persons)            --         1,522,055                  4.7%


(1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of October 17, 2003 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

* Less than 1%

                            DESCRIPTION OF SECURITIES

         The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

         Our Amended Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock, $.001 par value per share, and 10,000,000 shares of preferred stock, $.001 par value per share. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock have cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefor. In the event of a liquidation, dissolution, or winding up of the Company, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. The Board of Directors, from time to time in its sole discretion, has the authority to fix the powers, rights, qualifications, limitations, and restrictions pertaining to the preferred stock.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Under  the  Nevada  General   Corporation   Law  and  our  Articles  of
Incorporation, as amended, and our Bylaws, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care." This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its stockholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its stockholders, or
(vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

         The effect of this provision in our Articles of Incorporation and Bylaws is to eliminate the rights of our Company and our stockholders (through stockholder's derivative suits on behalf of our Company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This provision does not limit nor eliminate the rights of our Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, our Bylaws provide that if the Nevada General Corporation Law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. The Nevada General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                              PLAN OF DISTRIBUTION

         The selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

         -- ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

         -- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         -- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         -- an exchange distribution in accordance with the rules of the applicable exchange;

         --       privately-negotiated transactions;

         --       short sales;

         -- broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

         --       a combination of any such methods of sale; and

         --       any other method permitted pursuant to applicable law.

         The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         The selling stockholder may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         The selling stockholder may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholder may pledge their shares of common stock to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholder do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholder shall be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholder, but excluding brokerage commissions or underwriter discounts. We and the selling stockholder have agreed to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Penny Stock

         The Securities and Exchange Commission (the "Commission") has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                               SELLING STOCKHOLDER

         The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

         The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.



------------------ ------------------ ------------- -------------- ------------ --------------- ------------ --------------
                                          Total
                    Total Shares of    Percentage                                                              Percentage
                     Common Stock      of Common      Shares of                                  Beneficial    of Common
                     Issuable Upon       Stock,     Common Stock     Beneficial Percentage of    Ownership   Stock Owned
                     Conversion of      Assuming     Included in     Ownership   Common Stock    After the       After
        Name          Debentures          Full       Prospectus     Before the   Owned Before     Offering     Offering
                    and/or Warrants    Conversion        (1)         Offering      Offering         (4)           (4)
------------------ ------------------ ------------- -------------- ------------ --------------- ------------ --------------
                                                        Up to
                                                     4,000,000
La Jolla Cove (2)    17,187,500(3)       35.64%       shares of       1,630,068       4.99%       1,630,068         4.99%
                                                    common stock
------------------ ------------------ ------------- -------------- ------------ --------------- ------------ --------------

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible preferred stock is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) Includes shares issuable upon conversion of the convertible debentures and shares issuable upon exercise of warrants, based on current market prices. Because the number of shares of common stock issuable upon conversion of the convertible note is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. However the selling stockholder have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

(2) The selling stockholder is an unaffiliated third party that does not hold any short positions in our securities. In accordance with rule 13d-3 under the securities exchange act of 1934, Norman Lizt may be deemed a control person of the shares owned by such entities.

(3) Includes i) 15,687.500 shares underlying our $150,000 convertible debenture and ii) 1,500,000 shares of common stock underlying warrants issued to La Jolla Cove in June 2003.

(4) Assumes that all securities registered will be sold.

Terms of Convertible Debenture and Warrant

         To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with the selling stockholder in June 2003 for the sale of (i) a $150,000 convertible debenture and (ii) a warrant to buy up to 1,500,000 shares of our common stock.

Convertible Debentures

         The debenture bears interest at 8%, matures two years from the date of issuance and is convertible into shares of our common stock. The number of common shares into which this debenture may be converted is equal to the dollar amount of the debenture being converted multiplied by eleven, minus the product of the conversion price, multiplied by ten times the dollar amount of the debenture being converted, divided by the conversion price. The conversion price is equal to the lesser of (i) $.25; or (ii) 80% of the average of the three lowest prices during the 20 trading days before but not including the conversion date. The full principal amount of the convertible debentures are due upon default under the terms of convertible debentures. See the Sample Debenture Conversion Calculation below.

         The warrants expire in June 2006 and are exercisable at $1.00 per share. The warrant holder is obligated to exercise the warrant concurrently with the conversion of the debenture for a number of shares equal to ten times the dollar amount of the debenture being converted. See the Sample Warrant Exercise Calculation below.

         The selling stockholders has agreed to convert at least 5% but no more than 10% of the face value of the debenture and warrant each month after this prospectus is declared effective by the Securities and Exchange Commission.

         The conversion price of the debentures and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder's position.

         The selling stockholder has contractually agreed to restrict its ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

         A complete copy of the Securities Purchase Agreement and related documents was filed with the SEC as exhibits to our Form SB-2 relating to this prospectus.

Sample Debenture Conversion Calculation

         The number of common shares into which this debenture may be converted is equal to the dollar amount of the debenture being converted multiplied by eleven, minus the product of the conversion price multiplied by ten times the dollar amount of the debenture being converted, divided by the conversion price. For example, assuming conversion of a $150,000 debenture on July 1, 2003, a conversion price of $0.096 per share, the number of shares issuable upon conversion would be:

[($150,000 x 11) - ($.096 x (10 x $150,000))]/.096 = 15,687,500 shares of common stock

Sample Warrant Exercise Calculation

The warrant holder is obligated to exercise the warrant concurrently with the conversion of the debenture for a number of shares equal to ten times the dollar amount of the debenture being converted. Based on the above Sample Debenture Conversion Calculation, the selling stockholder converted $150,000 of the debenture. Accordingly, the selling stockholder is obligated to exercise the warrant into the following number of common shares for an aggregate exercise price equal to $1,500,000:

$150,000 x 10 = 1,500,000 shares of common stock

                                  LEGAL MATTERS

         The validity of the shares of common stock being offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

                                     EXPERTS

         Our financial statements at June 30, 2003, 2002 and 2001 appearing in this prospectus and registration statement have been audited by Want & Ender, independent auditors, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

         We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Odyssey Pictures Corporation, filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC").

         We are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549; Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 5670 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

         We furnish our stockholders with annual reports containing audited financial statements.

                          INDEX TO FINANCIAL STATEMENTS

                          ODYSSEY PICTURES CORPORATION

                              FINANCIAL STATEMENTS
                          June 30, 2003, 2002 and 2001


REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                 F-1

FINANCIAL STATEMENTS
      BALANCE SHEET                                                F-2
      STATEMENTS OF OPERATIONS                                     F-3
      STATEMENT OF STOCKHOLDERS' EQUITY                            F-4
      STATEMENTS OF CASH FLOWS                                     F-5
      NOTES TO FINANCIAL STATEMENTS                            F-7 to F-18

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. This document may only be used where it is legal to sell the securities. The information in this document may only be accurate on the date of this document.



                                TABLE OF CONTENTS

                                                                Page
                                                                ----

Prospectus Summary                                                2
Risk Factors                                                      3
Use Of Proceeds                                                   7
Market For Common Equity And Related Stockholder Matters          8
Management's Discussion And Analysis Or Plan Of Operation        10
Business                                                         14
Management                                                       22
Certain Relationships And Related Transactions                   30
Security Ownership Of Certain Beneficial Owners And Management   32
Description Of Securities                                        33
Plan Of Distribution                                             34
Selling Stockholders
Legal Matters                                                    36
Experts                                                          38
Available Information                                            38
Index To Financial Statements                                    39




                             UP TO 4,000,000 SHARES
                                     OF OUR
                                 OF COMMON STOCK









                          Odyssey Pictures Corporation

                        16910 Dallas Parkway, Suite 104,
                               Dallas Texas 75248
                                 (972) 818-7900





                                ----------------

                                   PROSPECTUS
                                ----------------




                                October 23, 2003

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.  Indemnification of Directors and Officers.

         Under  the  Nevada  General   Corporation   Law  and  our  Articles  of
Incorporation, as amended, and our Bylaws, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care." This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its stockholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its stockholders, or
(vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

         The effect of this provision in our Articles of Incorporation and Bylaws is to eliminate the rights of our Company and our stockholders (through stockholder's derivative suits on behalf of our Company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This provision does not limit nor eliminate the rights of our Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, our Bylaws provide that if the Nevada General Corporation Law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. The Nevada General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law.

Item 25.  Other Expenses of Issuance and Distribution.

         The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

                      Nature of Expense                              Amount
                                                                 ---------------
                      SEC Registration fee                               33.12
                      Accounting fees and expenses                    5,000.00*
                      Legal fees and expenses                        25,000.00*
                      Printing and related expenses                   3,000.00*
                                            TOTAL                   $33,033.12*

* Estimated.

Item 26.  Recent Sales of Unregistered Securities.


Recent Financings

         In March 2001 the Board of Directors approved a $5 million US dollar denominated Senior Secured debt issue (the "Senior Debt") with convertible rights to common stock at maturity and in certain circumstances (such as bankruptcy and/or financial defaults on other significant debt). Reserves of shares for the potential conversion have been made. The Senior Debt requires that the company not pledge any significant assets and gives the bondholders a pledge on the "Kimon Library" assets. The Senior Debt carries an 8% interest rate and matures on April 15, 2006. The Senior Debt is not registered in the United States and is only available to non-US citizens. The Trustee received the first subscription on August 29, 2001 for $160,000. The funds after financing expenses of $14,364 were used to pay off two loans of 4 million Belgian francs and some rent expenses of an office recently closed in Luxembourg. A previous officer used the remaining funds for claimed expenses.

         In December of 2001, the Company completed a private placement of 2,000,000 shares to an accredited (non U.S.) investor resulting in gross proceeds to the Company in the amount of $250,000.

         In February of 2002, the Company completed a private placement of 1,000,000 shares to accredited (non U.S.) investor resulting in gross proceeds to the Company in the amount of $250,000.

         In April of 2002, the Company completed a private placement of 625,000 shares to an accredited investor resulting in gross proceeds to the Company in the amount of $100,000.

         In June of 2002, the Company completed four private placements to accredited investors; the first of which was completed for 1,500,000 shares of common stock resulting in gross proceeds to the Company of $100,000); the next three of which were completed for an aggregate of 2,814,481 shares of common stock resulting in gross proceeds to the Company of $216,000).

         During the period from July 1, 2001 through to June 30, 2002, the Company issued 690,000 shares of common stock to various parties for financial services and consulting arrangements as previously agreed upon by management.

         In January through March of 2003, we issued a total of 315,000 common shares to various parties in consideration of loans and other services, both financial and consultation, made to the Company.

         During the period of January through March 2003, we issued an aggregate
of  827807   shares   towards   employees  for  payment  of  past  services  and
considerations for continuing services.

         During that same period, the company issued 90,000 shares in a private placement to an accredited U.S. investor, resulting in gross proceeds of $3,000 to the company.

         In May of 2003, the Company issued 2,500,000 shares to a U.S. private investment company resulting in $100,000 gross proceeds to the company.

         In June 2003, we signed a Securities Purchase Agreement with La Jolla Cove Investors, Inc. for the sale of a $150,000 8% convertible debenture and a warrant to purchase up 1,500,000 shares of our common stock. The debenture bears interest at 8%, matures two years from the date of issuance and is convertible into shares of our common stock. The number of common shares into which this debenture may be converted is equal to the dollar amount of the debenture being converted multiplied by eleven, minus the product of the conversion price, multiplied by ten times the dollar amount of the debenture being converted, divided by the conversion price. The conversion price is equal to the lesser of
(i) $.25; or (ii) 80% of the average of the three lowest prices during the 20 trading days before but not including the conversion date. The warrants expire in June 2006 and are exercisable at $1.00 per share. The warrant holder is obligated to exercise the warrant concurrently with the conversion of the debenture for a number of shares equal to ten times the dollar amount of the debenture being converted. See the "Selling Stockholders" section for a description of the convertible debenture and warrant issued to the La Jolla Cove Investors, Inc.

           The offering of convertible debentures was exempt from registration under Rule 506 of Regulation D and under Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. All persons were accredited investors, represented that they were capable of analyzing the merits and risks of their investment.

Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.

Item 27. Exhibits.

         The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean Odyssey Pictures Corporation, a Nevada corporation.

3.1         Articles of Incorporation, as amended through June 30, 1995(1)

3.2         Amendments to Articles of Incorporation filed in March and June,
            1996(8)

3.3         Amendment to Articles of Incorporation filed in January, 1997 (9)

3.4         By-laws(1)

4.1 Indenture between Odyssey and Continental Stock Transfer and Trust Company ("Continental") dated as of July 15, 1987(1)

4.2         Form of Supplemental Indenture between Continental and the
            Company(1)

4.3         Form of Common Stock Certificate(1)

4.4         Form of options granted of officers, directors and 5%
            stockholders(2)

4.5 Form of Warrant issued to purchasers parties to the 1995 Private Placement completed September 30, 1995(5)

4.6 Form of 12% Unsecured Promissory Note issued to purchasers parties to the 1995 Private Placement completed September 30, 1995(5)

4.7 Form of Stock Option Agreement by and between the Company and officers and directors of the Company, for stock options issued in April 1995(5)

4.8 Form of Common Stock Purchase Warrant by and between the Company and officers, directors, employees and consultants of the Company for warrants issued during the fiscal year ended June 30, 1996(8)

4.9 Common Stock Purchase Warrant, dated March 6, 1996, between the Company and G & H Media, Ltd. (assignee of Stephen R. Greenwald)(7)

4.10 Common Stock Purchase Warrant, dated March 6, 1996, between the Company and Lawrence I. Schneider(7)

4.11 Common Stock Purchase Warrant, dated March 6, 1996, between the Company and Ira N. Smith(7)

4.12 Form of Common Stock Purchase Warrant by and between the Company and officers, directors, employees and consultants of the Company for warrants issued during the fiscal year ended June 30, 1997 (9)

4.13 Preferred Stock Certificate, Series A, issued to Kinnevik Media Properties, Ltd. in September, 1997 (10)

4.14        Convertible Note issued to Augustine Fund L.P. in July, 1998 (12)

4.15 Preferred Stock Certificate, Series B, issued to Kimon, Inc. in September, 1998 (10)

10.01       1989 Long Term Incentive Plan(1)

10.02 Lease for office premises at 16910 Dallas Parkway, Suite 104, Dallas Texas dated February 1, 2001(8)

10.03 Settlement Agreement and Release between Paramount Pictures Corporation and Odyssey Distributors, Ltd. (a wholly owned subsidiary of the Company), and Guarantee agreement of the Company, each dated as of September 26, 1996 (9)

10.04 Stock Purchase Agreement between the Company and Flanders Film S.A. relating to purchase of minority stock interest in E3 Sports New Mexico, Inc. and Media Trust S.A., and related promissory notes for $135,000 and $315,000, dated March 2, 1998 (10)

10.05       Employment Agreement with Johan Schotte, dated March 2, 1998 (10)

10.31       Convertible Note issued to Augustine Fund, L.P. in July, 1998 (12)

10.32 Asset Purchase Agreement between the Company and Kimon Mediabright KB, a Swedish limited partnership, dated July 14, 1998 (10)

10.33       Employment Agreement with Pierre Koshakji, dated March 2, 1998 (11)

10.34       Employment Agreement with Ian Jessel, dated December, 1998 (13)

10.35       Settlement Agreement with Stephen Greenwald, dated September,
            1999(13)

10.36       8% Convertible Debenture

10.37       Side Letter

10.38       Put and Call Agreement

10.39       Registration Rights Agreement

10.40       Securities Purchase Agreement

10.41       Warrant Agreement

21.1        Subsidiaries of the Registrant(3)

--------------------------------------------

(1) Incorporated herein by reference to the Company's Registration Statement on Form S-4, File No. 33-34627.

(2) Incorporated herein by reference to the Company's Registration Statement on Form S-1, File No. 33-43371.

(3) Incorporated herein by reference to the Company's Current Report on Form 8-K filed April 12, 1995, File No. 0-18954.

(4) Incorporated herein by reference to the Company's Current Report on Form 8-K filed August 30, 1995, File No. 0-18954.

(5) Incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995, File No. 0-18954.

(6) Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995, File No. 0-18954.

(7) Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, File No. 0-18954.

(8) Incorporated herein by reference to the Company's Annual Report on Form 10-K for the Fiscal Year Ended June 30, 1996, File No. 0-18954.

(9) Incorporated herein by reference to the Company's Registration Statement on Form S-1, File No. 333-20701.

(10) Incorporated herein by reference to the Company's Annual Report on Form 10-K for the Fiscal Year Ended June 30, 1997, File No. 0-18954

(11) Incorporated herein by reference to Amendment No. 1 to the Company's Annual Report on Form 10-K for the Fiscal Year Ended June 30, 1997, File No. 0-18954

(12) Incorporated herein by reference to the Company's Annual Report on Form 10-K for the Fiscal Year Ended June 30, 1998, File No. 0-18954

(13) Incorporated herein by reference to the Company's Annual Report on Form 10-K for the Fiscal Year Ended June 30, 1999, File No. 0-18954

Item 28.  Undertakings.

         The undersigned registrant hereby undertakes to:

         (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

              (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

              (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

              (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

         (5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Dallas, State of Texas, on October 23, 2003.

                                ODYSSEY PICTURES CORPORATION


                                By: /s/ John W. Foster
                                    -------------------------------------
                                    John W. Foster, President


         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

                   Signature                                       Title                              Date
                   ---------                                       -----                              ----

/s/ John W. Foster                               Chief Executive Officer, Chairman and          October 23, 2003
--------------------------------------------     President
John W. Foster


/s/                                              Chief Financial Officer                        October 23, 2003
------------------------------------



/s/ Kjell Larsson                                Director                                       October 23, 2003
------------------------------------
Kjell Larsson



/s/ Patrick Speeckaert                           Director                                       October 23, 2003
------------------------------------
Patrick Speeckaert


/s/ Peter Bucher                                 Director                                       October 23, 2003
------------------------------------
Peter Bucher